ITEM 77(Q3)

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 1st day of July, 2012 (“Effective Date”), by and between Global Income Fund, Inc. (the “Company”), a Maryland corporation, and Mark C. Winmill (the “Executive”).

WHEREAS, the Company’s business may include investment in securities and the ownership, operation, management, acquisition, development and redevelopment of professionally managed self-storage facilities (the “Business”); and

WHEREAS, the Company desires to secure the benefit of the Executive’s experience and expertise by executing an agreement with the Executive with respect to his employment by the Company, and the Executive desires to accept such employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term.  The Company agrees to employ the Executive as provided in this Agreement, and the Executive agrees to accept such employment.  The Executive’s employment under this Agreement shall commence as soon as practicable on or after the Effective Date (the “Employment Start Date”) and shall terminate on the first anniversary of the Effective Date, unless sooner terminated in accordance with Sections 5, 6 or 7 or otherwise extended by mutual written agreement of the parties.  The period during which the Executive is employed by the Company in accordance with and subject to the terms of this Agreement is referred to herein as the “Employment Term.”

2. Duties of Executive.  During the Employment Term (as defined in Section 1), the Executive shall hold the title of President and Chief Executive Officer of the Company, shall act as the portfolio manager to the Company and, as such, shall formulate and implement a continuing program for the investment of the assets of the Company consistent with the Company’s investment objectives, policies and limitations as set forth in the Company’s registration statement, investment policies and procedures, Articles of Incorporation and Bylaws, each as may be updated or amended from time to time; the Investment Company Act of 1940, as amended (the “1940 Act”), as applicable to the Company; the applicable rules, regulations and orders of the Securities and Exchange Commission, and other applicable federal and state laws; and such other guidelines as the Board of Directors of the Company or any committee thereof (collectively, the “Board”) may establish or approve.  Without limiting the generality of the foregoing, the Executive will: (a) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as he may deem necessary or useful in discharging his responsibilities hereunder; (b) determine from time to time securities to be purchased, sold or retained or otherwise disposed of by the Company and what portion of such assets should be invested or held uninvested as cash; (c) implement investment decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; and (d) perform and hold such other executive duties, offices and positions with the Company as may be reasonably assigned to him by the Board.  During the Employment Term, the Executive shall be the most senior executive officer of the Company, and shall have those powers and duties normally associated with the position and such other powers and duties consistent with such position as may be prescribed by the Board.  The Executive shall report directly to the Board in carrying out his responsibilities under this Agreement.  The Executive will comply with and be bound by the Company’s policies, procedures and practices as communicated to the Executive from time to time and in effect during the Employment Term.

(a) Company Restructuring.  The Company currently operates as an internally managed closed-end investment company registered under the 1940 Act.  The Executive acknowledges that in the future the Company may be restructured to no longer so operate.  The Executive agrees to take all actions necessary or desirable to effect any such future restructuring of the Company.

3. Covenants of Executive.

(a) Best Efforts.  The Executive agrees that he will at all times faithfully and diligently perform all of the duties and obligations required of him to the best of his ability and experience, consistent and commensurate with the Executive’s positions, pursuant to the terms hereof.  The Executive will devote all time and efforts as may be necessary and appropriate from time to time under the circumstances for the proper discharge of his duties and obligations under this Agreement.

(b) Reports.  The Executive shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Company’s Board.

(c) Records.  The Executive shall use his best efforts and skills to cause the Company to maintain a system of accounting and book and record keeping in accordance with the Company’s policies and procedures and generally accepted accounting principles, which shall be consistently applied, and to maintain a complete and accurate record of each of the Company’s transactions.

(d) Expertise.  The Executive shall make available to the Company any and all information of which he has knowledge that is relevant to the Company’s Business and shall make all suggestions and recommendations that he believes will be of benefit to the Company provided such actions will not violate Executive’s warranties set forth in Section 9.

(e) Duty of Loyalty.  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to act at all times in the best interests of the Company.  In keeping with such duty, the Executive will make full disclosure to the Company of and will not appropriate for his own benefit or for the benefit of any other person, firm or corporation with whom the Executive is employed or has a consulting or other arrangement or interest, any passive business or investment opportunities which became known to the Executive as a result of the Executive’s association with the Company; provided, however, that the Executive shall be permitted to invest in such passive business or investment opportunity if, following disclosure of such opportunity to the Board, the Board determines that the Company should not pursue the opportunity itself and the Board consents (which consent will not be unreasonably withheld) to the proposed investment by the Executive.  The Executive will also make full disclosure to the Company of any matter of which he is aware, or reasonably should be aware, that creates a conflict or that he reasonably believes could result in a conflict between the interests of the Company on the one hand and the Executive’s own interests or the interests of any other person, firm or corporation with whom the Executive is employed or has a consulting or other arrangement or interest that arises in connection with the Executive’s duties and obligations under this Agreement.  The provisions of this Section 3(e) are intended to supplement and not limit Executive’s duty of loyalty pursuant to applicable state and federal law.

(f) Compliance.  The Executive shall use his best efforts and skills to cause the Company to comply with all of its contractual obligations and commitments, as well as all applicable laws, rules and regulations and such other guidelines as the Board may establish or approve.

4. Compensation.

(a) Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a salary at a rate of $[ ] per month, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”).  The Salary will be paid in regular installments in accordance with the Company’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

(b) Bonus.  During the Employment Term, Executive may receive a bonus based on criteria established by the Board or otherwise in the Board’s discretion or as part of a share of any bonus pool designated by the Board for any year subject to the discretion of the Board.  Executive’s bonus, if any, shall be payable (subject to required withholding) no later than thirty (30) days after completion of the audited financial statements of the Company and its parent for the applicable year.  Receipt of any bonus is contingent upon Executive’s continued employment with the Company through the date the bonus is paid.  No “pro-rated” or “partial” bonus will be provided to Executive unless approved by the Board in its sole discretion.

(c) Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the standard employee benefit plans or policies maintained by the Company of general applicability to other executive officers of the Company as may be in effect from time to time.  In addition, during the Employment Term, Executive shall be entitled to annual paid vacation pursuant to the terms and provisions of the Company’s vacation leave policies as in effect from time to time (which in any event shall not provide for carry over of accrued vacation from a prior year), with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(d) Business Expenses.  During the Employment Term, the Company will reimburse Executive for reasonable business-related expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  The Company shall lease an automobile, to be chosen by the Executive, for his use or the Company may reimburse the Executive for the lease of an automobile, or the Company shall pay to the Executive a monthly automobile allowance, at the Executive’s option.  During the Employment Term, the monthly lease payment by the Company for such automobile shall not exceed $[ ] or the monthly automobile allowance shall be $[ ], provided, however, that if the monthly lease payment is greater than $[ ], the Company shall only pay $[ ] per month of the monthly lease payment.  In addition, the Company shall pay, or reimburse the Executive promptly after receiving supporting documentation relating thereto, all taxes, all insurance costs, and all other expenses associated with the lease and use of such automobile.

5. Termination on Death or Disability.

(a) Generally.  Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days prior written notice from the Company, in the event of the Executive’s Disability.

(b) Effect of Termination.  Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iii) payment of any accrued but unused vacation; (iv) reimbursement of accrued but unpaid expenses for which Executive is entitled to be reimbursed pursuant to Section 4(d) above; and (v) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

6. Involuntary Termination for Cause, Voluntary Termination by Executive or Expiration of Employment Term.

(a) Generally.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause.  Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties.  In addition, Executive may terminate Executive’s employment at any time upon thirty (30) days notice to the Company or such earlier date as agreed by the parties.  Further, unless this Agreement is extended or renewed by mutual written agreement of the parties prior to the expiration of the Employment Term, Executive’s employment with the Company under this Agreement shall be deemed terminated at the expiration of the Employment Term.

(b) Effect of Termination.  In the case of a termination of Executive’s employment under this Section 6, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (ii) payment of any accrued but unused vacation; (iv) reimbursement of accrued but unpaid expenses for which Executive is entitled to be reimbursed pursuant to Section 4(d) above; and (v) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

7. Involuntary Termination Without Cause or for Good Reason.

(a) Effect of Termination.  Notwithstanding any other provision of this Agreement, the Company shall be entitled to terminate Executive without Cause at any time during the Employment Term, subject to the provisions of Section 7(b).

(b) Payments on Termination Without Cause or for Good Reason.  If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 7(c) and 13(m) below, Executive shall be entitled to receive: (i) his Base Salary through the date of termination; (ii) continuation of Executive’s Base Salary as then in effect (less applicable withholding) for a period following the date of termination of six (6) months thereafter, payable in accordance with the Company’s normal payroll practices; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iv) payment of any accrued but unused vacation; (v) reimbursement of accrued but unpaid expenses for which Executive is entitled to be reimbursed pursuant to Section 4(d) above; and (vi) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(c) Conditions Precedent.  Any severance payments contemplated by Section 7(b)(ii) above are subject to and otherwise conditioned on Executive: (i) continuing to comply with the terms of this Agreement (including the restrictive covenants set forth in Section 11 below); (ii) delivering within sixty (60) days after the date of termination and not revoking, a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers, and stockholders in a form acceptable to the Company or its successor; and (iii) immediately resigning all other positions (including board membership) Executive may hold on behalf of the Company.  Unless otherwise required by law, no severance payments under Section 7(b)(ii) will be paid and/or provided until after the expiration of any relevant revocation period.

8. Definitions.

(a) Cause.  For purposes of this Agreement, “Cause” shall mean:

(i) The commission by Executive of any felony or any other crime involving moral turpitude;

(ii) The entry of an order duly issued by any federal or state regulatory agency having jurisdiction over the Company removing Executive from any office held by Executive with the Company or prohibiting Executive from participating in the Business or affairs of the Company;

(iii) The revocation or threatened revocation of a material Company government license or approval, which such revocation or threatened revocation would be alleviated or mitigated in any material respect by the termination of Executive’s employment with the Company;

(iv) The commission by Executive of an act of fraud upon or dishonesty toward the Company or any affiliate of the Company, or material violation of the Company’s policies or procedures;

(v) The misappropriation by Executive of any funds or property or other rights of the Company or any affiliate of the Company;

(vi) The failure by Executive to perform the material duties assigned to him under the terms of this Agreement or the violation by Executive of any other material term of this Agreement which shall not be cured within a time specified by the Company;

(vii) The engagement by Executive in any activity which gives rise to a material conflict of interest with the Company or any affiliate of the Company which shall not be cured following ten days’ written notice and a demand to cure such failure or violation;

(viii) The intentional or negligent use or the imparting by Executive of any material confidential or proprietary information of the Company or any affiliate of the Company in violation of this Agreement; or

(ix) Any willful action or failure to act on the part of the Executive that results in injury to the assets, Business or prospects of the Company or any affiliate of the Company.

(b) COBRA.  For purposes of this Agreement, “COBRA” shall mean continuation of any applicable employer-provided group medical, dental or vision coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

(c) Disability.  For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d) Good Reason.  For purposes of this Agreement, “Good Reason” shall exist in the event that Executive terminates Executive’s employment due to, and within a period of 30 days following, the occurrence of any of the following (and provided the Company does not cure such condition or circumstance after receiving notice thereof from Executive): (i) Company’s requirement that Executive’s principal place of work relocate more than fifty (50) miles from its location as of the Effective Date without the consent of Executive to such relocation, or (ii) any failure by Company to pay, or any reduction greater than fifteen percent (15%) by Company of, the Base Salary (unless reductions comparable in amount and duration are concurrently made for all other executive officers of Company).

9. Representations and Warranties of Executive.  The Executive hereby represents and warrants to the Company as follows:

(a) The Executive is knowledgeable and experienced in the self storage business and has several years of experience within the industry.

(b) The Executive represents and warrants to the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s duties and obligations hereunder do not and will not constitute a breach of, or conflict with the terms or provisions of, any valid and enforceable agreement, arrangement or understanding to which the Executive is a party.

(c) The Executive has not, and will not during the Employment Term, enter into any oral or written agreement, arrangement or understanding in conflict with any of the provisions of this Agreement.  The Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

(d) The Executive is not currently subject to any other employment or similar agreement with a person or entity unaffiliated with the Company and neither the execution nor the fulfillment of any of the terms or conditions herein by the Executive will violate any such agreement or otherwise result in legal liability, loss, or damages to the Company under such an agreement. Nothwithstanding anything contain in this Agreement to the contrary, it is recognized and understood by the parties hereto that Executive is and is expected to remain at all times during the Employment Term a director and/or officer of the following affiliates of the Company: Tuxis Corporation, which is engaged through subsidiaries in self storage and real estate development, Winmill & Co. Incorporated, and Bexil Corporation, and their subsidiaries and affiliates (“Effective Date Affiliates”).

10. Representations of the Company.  The Company hereby represents and warrants to the Executive as follows:

(a) The Company has all requisite power and authority to enter into and to fully perform this Agreement.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

11. Restrictive Covenants.

(a) Confidential Information.  The Executive shall not, during the Employment Term or at any time thereafter, directly or indirectly, use any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform his duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction).  For the purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any parent, subsidiary or affiliate of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, digital files or other media, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods, and/or strategies of the Company, or any parent, subsidiary, or affiliate of the Company.  Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of this Section 11(a) or any other obligation the Executive owes to the Company, or any parent, subsidiary, or affiliate of the Company) or any information that becomes available lawfully to the Executive on a non-confidential basis from a source other than the Company or its affiliates.

(b) Noncompetition.  During the Employment Term and except with respect to Effective Date Affiliates, subject to the provisions of Section 3(e) above, the Executive shall not, directly or indirectly: (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate, or representative capacity, or render any services or provide any advice to any business, activity, person, or entity, if such business, activity, service, person, or entity, directly or indirectly competes in any material manner with (A) the Company, (B) any parent, subsidiary, or affiliate of the Company, or (C) any product, service, or other business of any such entities that is being offered by such entities or is in development as of the date of the termination of Executive’s employment with the Company, and/or (ii) meaningfully assist, help, or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership, or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate, or representative capacity, to create, commence, or otherwise initiate, or to develop, enhance, or otherwise further, any business or activity that directly or indirectly competes (or is reasonably likely to compete) in any manner with any material business or activity of the Company or any parent, subsidiary, or affiliate of the Company.

(c) Nonsolicitation.  During the Employment Term and except with respect to Effective Date Affiliates, subject to the provisions of Section 3(e) above, the Executive shall not, directly or indirectly, (i) take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from the Company or any parent, subsidiary, or affiliate of the Company, (ii) induce customers, potential customers, clients, potential clients, suppliers, agents, or other persons under contract or otherwise associated or doing business with the Company or any parent, subsidiary or affiliate, of the Company away from the Company or any parent, subsidiary, or affiliate of the Company, (iii) induce any person in the employment of, or having a consulting arrangement with, the Company or any parent, subsidiary, or affiliate of the Company to (A) terminate such employment or consulting arrangement, or (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company or any parent, subsidiary, or affiliate of the Company, and/or (iv) interfere with the customers, suppliers, or clients of the Company or any parent, subsidiary, or affiliate of the Company in any manner.  For purposes of this Section 11(c), a “potential client” or a “potential customer” shall mean a person or entity that the Company or any parent, subsidiary or affiliate of the Company is, or in the reasonably foreseeable future will be, soliciting or considering soliciting (or has targeted for solicitation, or will be so targeting in the reasonably foreseeable future), or has, at any time or from time to time, been soliciting for or in respect of any current, actively pending, or contemplated products, businesses, or services offered by the Company or any parent, subsidiary, or affiliate of the Company (the “Products”), and “potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunity associated in any way with the Products.

(d) Injunctive Relief.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 11.  Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that they are reasonable in respect to subject matter, length of time, and geographic area.  Executive further acknowledges that, were he to breach any of the covenants contained in this Section 11, the damage to the Company and its affiliates would be irreparable and the Company would have no adequate remedy at law.  Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any covenant or restriction of this Section 11 shall be determined by any court of competent jurisdiction to be void or unenforceable for any reason, but would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable, and effective.

12. Limitation of Liability of the Executive.  The Executive shall not be liable to the Company for any loss or damage incurred by reason of any action taken or omitted to be taken by the Executive in connection with the performance of any of his duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or shall be deemed to protect the Executive against or entitle or be deemed to entitle the Executive to indemnification in respect of any liability to the Company or its shareholders to which the Executive would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties under this Agreement, or by reason of his reckless disregard of his duties and obligations under this Agreement.

13. Miscellaneous.

(a) Time of Essence.  Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

(b) Successors and Assigns.  The Executive may not, under any circumstances, delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company.  This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company, in whole or in part, to any corporation or entity controlling, controlled by, or under common control with the Company, or to any successor of the Company or any entity acquiring all or substantially all of the business or assets of the Company without the consent of Executive, provided, no such assignment shall relieve the Company of its obligations hereunder without the express written consent of Executive.

(c) Notices.  Any notice, request, demand, or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to the Company or to Executive, as the case may be, or when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and the Executive as shown on the signature page hereto.  Either party may change by notice the address to which notices are to be sent.

(d) Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the parties hereto.

(e) Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(f) Applicable Law and Consent to Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of New York.  The parties shall select as the forum for any litigation relating to this Agreement, and acknowledge in connection therewith the exclusive jurisdiction of, the federal and the state courts in the County of New York.  The parties consent, stipulate, and agree without power or revocation that service of process upon the other party by means of any method reasonably calculated to notify such other party of any such suit, action, or preceding shall be valid and effective service of process and further waive any rights to object to the laying of venue in any such court of any such suit, action, or proceeding or that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum.

(g) Severance.  If any provision of this Agreement shall, for any reason, be held to violate of any applicable law or regulation, such provision shall be deemed to be unenforceable.  The invalidity of such specific provision, however, shall not be held to invalidate any other provision hereof, and the remainder of this Agreement shall remain in full force and effect.

(h) Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement.

(i) Waiver. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(j) No Third Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement is intended to confer any right, remedy, obligation, or liability upon any person other than the parties hereto and their respective successors and permitted assigns.

(k) Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            All Section, Article, Exhibit, and Schedule references used herein refer to Sections, Articles, Exhibits, and Schedules of this Agreement.  The Schedules and Exhibits are a part of this Agreement.  All Section, Article, Exhibit and Schedule headings used herein are for reference purposes only and shall not be deemed to have any substantive effect.

(ii)           Singular terms shall include the plural, and plural terms shall include the singular.

(iii)         Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles.

(iv)          The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

(l) Expenses of Enforcement.  If any action, suit, or proceeding is brought by any party hereto against any other party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing party incident to such action, suit, or proceeding, including reasonable attorney’s fees, shall be paid by the non-prevailing party.

(m) Compliance with Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 13(m) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 13(m) without any interest thereon.  The Company shall consult with Executive in good faith regarding the implementation of this Section 13(m); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms shall mean Separation from Service.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

GLOBAL INCOME FUND, INC.

By:              /s/ John F. Ramirez
Name:              John F. Ramirez
Title:              General Counsel

EXECUTIVE

By:               /s/Mark C. Winmill
Name:              Mark C. Winmill